UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 1, 2018

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6480 Via Del Oro

San Jose, California 95119

(Address of principal executive offices)

Registrant's telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry into a Material Definitive Agreement.

On May 1, 2018, Extreme Networks, Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”), by and among the Company, as borrower, BMO Harris Bank N.A., as an issuing lender and swingline lender, Bank of Montreal, as administrative and collateral agent, and the financial institutions or entities that are a party thereto as lenders.

The Credit Agreement provides for a $40 million five-year revolving credit facility (the “Revolving Facility”) and a $190 million five-year term loan (the “Term Loan” and together with the Revolving Facility, the “Senior Secured Credit Facilities”). On May 1, 2018, the Company borrowed approximately $200 million under the Senior Secured Credit Facilities in order to pay off existing debt.

Borrowings under the Senior Secured Credit Facilities will bear interest, at the Company’s election, as of May 1, 2018, at a rate per annum equal to LIBOR plus 1.50% to 2.75%, or the adjusted base rate plus 0.50% to 1.75%, based on the Company’s Consolidated Leverage Ratio. In addition, the Company is required to pay a commitment fee of between 0.25% and 0.40% quarterly (currently 0.35%) on the unused portion of the Revolving Facility, also based on the Company’s Consolidated Leverage Ratio. Principal installments are payable on the Term Loan in varying percentages quarterly starting June 30, 2018 and to the extent not previously paid, all outstanding balances are to be paid at maturity. The Senior Secured Credit Facilities are secured by substantially all of the Company’s assets.

Financial covenants under the Credit Agreement require the Company to maintain a minimum consolidated fixed charge coverage ratio of at least 1.25:1.00 at the end of each fiscal quarter. In addition, the Company’s Consolidated Leverage Ratio shall not be greater than (i) 3.00:1.00 at the end of the fiscal quarters ending March 31, 2018 through September 30, 2019, (ii) 2.75:1.00 at the end of the fiscal quarters ending December 31, 2019 through March 31, 2021, and (iii) 2.50:1.00 at the end of the fiscal quarters ending June 30, 2021 and thereafter. The Credit Agreement also includes covenants and restrictions that limit, among other things, the Company’s ability to incur additional indebtedness, create liens upon any of its property, merge, consolidate or sell all or substantially all of its assets.

The Credit Agreement also includes customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, the material breach of any of representations and warranties, certain insolvency or receivership events affecting the Company and its subsidiaries, the occurrence of certain material judgments, the occurrence of certain ERISA events, the invalidity of the loan documents or a change in control of the Company. The amounts outstanding under the Senior Secured Credit Facilities may be accelerated upon certain events of default.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 1.02  Termination of a Material Definitive Agreement.

On May 1, 2018, the Company terminated the Amended and Restated Credit Agreement dated October 28, 2016, by and among the Company, as borrower, Silicon Valley Bank, as administrative agent, and the financial institutions that were a party thereto as lenders in connection with the entering into of the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description of Exhibit

10.1

Credit Agreement, dated as of May 1, 2018, by and among the Company, as borrower, the several banks and other financial institutions or entities party thereto as lenders, BMO Harris Bank N.A., as an issuing lender and swingline lender, and Bank of Montreal, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2018

EXTREME NETWORKS, INC.

By:	/s/ B. DREW DAVIES
B. Drew Davies
Executive Vice President, Chief Financial Officer (Principal Accounting Officer)